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                                                                      Exhibit 5

                   [HELLER EHRMAN WHITE & MCAULIFFE LETTERHEAD]

                                 February 17, 1999

                                                                 11767-0033


Rotonics Manufacturing Inc.
17022 So. Figueroa St.
Gardena, CA  90248

     Re:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have acted as counsel to Rotonics Manufacturing Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 which the Company filed with the Securities and Exchange Commission on January 14, 1999 (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), a secondary offering of 2,072,539 shares of its Common Stock (the "Shares").

     We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. In rendering our opinion, we have examined the following documents:

     (a) The Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware as of January 29, 1999, and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

     (b) The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

     (c) A Certificate of an officer of the Company: (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors of the Company, including any committee thereof, relating to the Shares; and (ii) certifying as to certain factual matters;

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Rotonics Manufacturing Inc.
February 17, 1999
Page 2


     (d)  The Registration Statement;

     (e) A letter dated February 3, 1999 from American Stock Transfer & Trust, the Company's transfer agent, as to the number of shares of Company's Common Stock outstanding as of February 2, 1999.

     This opinion is limited to the federal laws of the United States of America, the laws of the State of California and the General Corporation Law of the State of Delaware. We disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

     Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold; and (ii) all applicable securities laws are complied with, it is our opinion that the Shares covered by the Registration Statement are validly issued, fully paid and nonassessable.

     This opinion is rendered solely in connection with the Registration Statement. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any other purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,

                                          /s/ Heller Ehrman White & McAuliffe